As filed with the Securities and Exchange Commission on January 24, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ERYTECH Pharma S.A.

(Exact name of registrant as specified in its charter)

France	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Bâtiment Adénine, 60 Avenue Rockefeller

69008 Lyon France

(Address of principal executive offices) (Zip code)

2016 and 2017 Stock Option Plans

2016 and 2017 AGA (Free Share) Plans

BSA Subscription Plans

BSPCE Subscription Plans

(Full title of the plans)

ERYTECH Pharma Inc.

One Main Street, Suite 1150

Cambridge, Massachusetts 02142

+1 857 706 1585

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Marc A. Recht Brian F. Leaf Courtney T. Thorne Cooley LLP 500 Boylston Street Boston, Massachusetts 02116 +1 617 937 6000	Arnaud Duhamel Gide Loyrette Nouel A.A.R.P.I. 22, cours Albert ler 75008 Paris France +33 1 40 75 00 00

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, €0.10 nominal value per share	642,639	$17.42 (3)(4)	$11,194,771.38	$1,393.75
Ordinary Shares, €0.10 nominal value per share	537,301	$22.28 (5)	$11,971,066.28	$1,490.40
Options and Warrants and Rights to Purchase or Acquire Ordinary Shares	1,179,940	N/A	N/A	N/A
Aggregate Registration Fee				$2,884.15

(1)	These ordinary shares of ERYTECH Pharma S.A. (the “Registrant”), €0.10 nominal value per share (“Ordinary Shares”), may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents one Ordinary Share. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate registration statement on Form F-6 (File No. 333-201279), as amended.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares of the Registrant that become issuable under the Registrant’s 2016 and 2017 Stock Option Plans, 2016 and 2017 AGA (Free Share) Plans, BSA Subscription Plans, and BSPCE Subscription Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Ordinary Shares.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of $17.42 per ordinary share (rounded up to the nearest cent), expressed in U.S. dollars based on the European Central Bank exchange rate on January 19, 2018 (€1.00=$1.2255).
(4)	For those options or warrants outstanding under the Registrant’s 2016 and 2017 Stock Option Plans, BSA Subscription Plans or BSPCE Subscription Plans with an exercise price denominated in euros, such exercise price is expressed in U.S. dollars based on the European Central Bank exchange rate on January 19, 2018 (€1.00=$1.2255).
(5)	Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based upon the price of $22.28 per ADS, which was the average of the high and low prices of the Registrant’s ADSs as reported on the Nasdaq Global Select Market for January 19, 2018 (rounded up to the nearest cent).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participant in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents, which have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by ERYTECH Pharma S.A. (the “Registrant”), are hereby incorporated by reference into this Registration Statement:

(a) the Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) on November 13, 2017, relating to the Registration Statement on Form F-1 originally filed on October 6, 2017, as amended (File No. 333-220867), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b) the Registrant’s Current Report on Form 6-K filed with the Commission on December 8, 2017; and

(c) the descriptions of the Registrant’s American Depositary Shares and Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on November 7, 2017 (File No. 001-38281) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information subsequently furnished on Form 6-K be deemed incorporated herein by reference unless such Form 6-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under French law, provisions of bylaws that limit the liability of directors are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance.

The Registrant has obtained directors and officers liability insurance for its directors and officers, which includes coverage against liability under the Securities Act. The Registrant has entered into agreements with its directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

These agreements may discourage shareholders from bringing a lawsuit against the Registrant’s directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit the Registrant and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these insurance agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1+	Bylaws of the Registrant (English translation)

4.2+	Amended and Restated Deposit Agreement.

4.3+	Form of American Depositary Receipt (included in Exhibit 4.2).

5.1+	Opinion of Gide Loyrette Nouel A.A.R.P.I.

23.1+	Consent of KPMG S.A., independent registered public accounting firm.

23.2+	Consent of Gide Loyrette Nouel A.A.R.P.I. (included in Exhibit 5.1).

24.1+	Power of Attorney (included on the signature page of this Form S-8).

99.1	Summary of BSA Plans	F-1	333-220867	10.12	October 6, 2017

99.2	Summary of BSPCE Plans	F-1	333-220867	10.13	October 6, 2017

99.3	2016 Stock Option Plan (English translation)	F-1	333-220867	10.14	October 6, 2017

99.4	2016 Free Share Plan (English translation)	F-1	333-220867	10.15	October 6, 2017

99.5+	2017 Stock Option Plan (English translation)

99.6+	2017 Free Share Plan (English translation)

+ Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lyon, France, on the 24th day of January, 2018.

ERYTECH Pharma S.A.

By:	/s/ Gil Beyen
Name: Gil Beyen
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gil Beyen and Eric Soyer, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gil Beyen Gil Beyen	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	January 24, 2018

/s/ Eric Soyer Eric Soyer	Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)	January 24, 2018

/s/ Sven Andréasson Sven Andréasson	Director	January 24, 2018

/s/ Philippe Archinard Philippe Archinard, Ph.D.	Director	January 24, 2018

/s/ Allene Diaz Allene Diaz	Director	January 24, 2018

/s/ Luc Dochez Luc Dochez, Pharm.D.	Director	January 24, 2018

/s/ Martine Ortin George Martine Ortin George, M.D.	Director	January 24, 2018

/s/ Hilde Windels Hilde Windels	Director	January 24, 2018

Puglisi & Associates

By: /s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director	Authorized Representative in the United States	January 24, 2018